Exhibit 99.1

Intra-Cellular Therapies Announces Closing of $460 Million Public Offering Including Full Exercise of Underwriters’ Option to Purchase Additional Shares

NEW YORK, January 7, 2022 (GLOBE NEWSWIRE) — Intra-Cellular Therapies, Inc. (Nasdaq: ITCI), a biopharmaceutical company focused on the development and commercialization of therapeutics for central nervous system (CNS) disorders, today announced the completion of its previously announced underwritten public offering of 9,523,810 shares of its common stock at a public offering price of $42.00 per share. In addition, the underwriters have exercised in full their option to purchase an additional 1,428,571 shares.

All of the shares in the offering were sold by Intra-Cellular Therapies, with gross proceeds to Intra-Cellular Therapies of approximately $460.0 million and net proceeds of approximately $433.7 million, after deducting underwriting discounts and commissions and estimated offering expenses.

J.P. Morgan, SVB Leerink, BofA Securities, Evercore ISI and RBC Capital Markets acted as joint book-running managers for the offering. Cantor and Canaccord Genuity acted as co-lead managers for the offering. Needham & Company acted as co-manager for the offering.

The public offering was made pursuant to a shelf registration statement on Form S-3 that was previously filed with the Securities and Exchange Commission (the “SEC”) and became effective upon filing. A final prospectus supplement and the accompanying prospectus describing the terms of the offering has been filed with the SEC and is available on the SEC’s website located at http://www.sec.gov, and may be obtained from J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at 1-866-803-9204, or by email at prospectus-eq_fi@jpmchase.com, SVB Leerink LLC, Attention: Syndicate Department, 53 State Street, 40th Floor, Boston, MA 02109, by telephone at 1-800-808-7525, ext. 6105, or by email at syndicate@svbleerink.com, BofA Securities, Attention: Prospectus Department, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, NC 28255-0001 or by e-mail at dg.prospectus_requests@bofa.com, Evercore Group L.L.C., Attention: Equity Capital Markets, 55 East 52nd Street, 35th Floor, New York, NY 10055, by telephone at (888) 474-0200 or by email at ecm.prospectus@evercore.com, or RBC Capital Markets, LLC, Attention: Equity Capital Markets, 200 Vesey Street, 8th Floor, New York, NY 10281, by telephone at (877) 822-4089 or by email at equityprospectus@rbccm.com.

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Intra-Cellular Therapies

Intra-Cellular Therapies is a biopharmaceutical company founded on Nobel prize-winning research that allows us to understand how therapies affect the inner-workings of cells in the body. The company leverages this intracellular approach to develop innovative treatments for people living with complex psychiatric and neurologic diseases.

Contact

Intra-Cellular Therapies, Inc.

Juan Sanchez, M.D.

Vice President, Corporate Communications and Investor Relations

646-440-9333

Burns McClellan, Inc.

Lisa Burns

cradinovic@burnsmc.com

212-213-0006

Media Inquiries:

Sara Franks

Corporate Media Relations W20wcg

sfranks@w2ogroup.com

410-991-4287